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                                                                    EXHIBIT 10.5


                            LICENSE AGREEMENT

            AGREEMENT, dated as of 20 April, 1998, by and between SMARTIRE SYSTEMS INC., a British Columbia corporation having a place of business at 13151 Vanier Place, Suite 150, Richmond, British Columbia, Canada V6V 2J1 ("SmarTire"), and TRW INC., a corporation existing under the laws of the State of Ohio, United States of America, and having a place of business at 1900 Richmond Road, Cleveland, Ohio, United States of America 44124 ("TRW").

            WHEREAS SmarTire owns certain intellectual property which is useful in connection with the design and manufacture of tire pressure monitoring systems; and

            WHEREAS TRW desires to acquire from SmarTire, and SmarTire desires to grant to TRW, the exclusive right to use such SmarTire intellectual property to manufacture and sell tire pressure monitoring systems for passenger cars and light, medium, and heavy trucks, and;

            NOW, THEREFORE, in view of the foregoing premises and in consideration of the mutual promises and covenants contained in this Agreement, SmarTire and TRW agree as follows:

                                    Article 1
                                   Definitions

            The following words and phrases will have the meanings set forth below where used herein with initial capital letters:

                 1.1 Affiliate: Any corporation, partnership, or other business entity in which SmarTire or TRW owns or controls more than fifty percent (50%) of the voting stock or otherwise has more than fifty percent (50%) of the right to control the entity.

                 1.2 Licensed Products: Tire pressure monitoring systems and components of such systems, including but not limited to tire pressure transmitters and receivers.

                 1.3 SmarTire Know-How: All information, including, but not limited to, information of the type listed on Exhibit A to this Agreement, which on the date of this Agreement is in existence, is useful in connection with the design, manufacture, and/or use of the Licensed Products, and SmarTire has the right, whether by reason of ownership of the information or otherwise, to license to TRW.


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                 1.4 SmarTire Patent: A patent or utility model, or application for patent or utility model, existing on the effective date of this Agreement and including, but not limited to, the patents and applications listed on Exhibit B, which has a claim covering the Licensed Product or a component of the Licensed Product and in connection with which SmarTire has the right, whether by reason of ownership of the patent, utility model or application or otherwise, to grant licenses to TRW on the date of this Agreement. The term also includes patents or utility models, or applications for patents or utility models, based on the invention disclosures identified on Exhibit B.

                 1.5 Net Sales Price: This term has the meaning assigned to it in Article 6.

                 1.6 Other Definitions and Meanings: For purposes of this Agreement, (a) the term "person" includes any natural person, firm, association, partnership, corporation, or other entity and (b) the words "hereof", "herein", "hereby" and other words of similar import refer to this Agreement as a whole.

                                    Article 2
                                 Licensed Rights

                 2.1 Grant By SmarTire: SmarTire hereby grants to TRW the exclusive, worldwide right to make, have made, use, and sell, Licensed Products for use as original equipment in passenger car and light, medium, and heavy duty truck markets, and for use as service parts for such original equipment.

                 2.2 Market Overlap: The parties recognize that there could be some minor overlap between the market identified in the exclusive license of
Section 2.1 and the aftermarkets retained by SmarTire. For avoidance of doubt, it will not be considered to be a violation of the exclusive license of Section
2.1 if some aftermarket products sold by SmarTire in aftermarket channels are used by customers as service replacements for original equipment products, or if some original equipment products sold by TRW in original equipment channels are used by customers as aftermarket products.

                 2.3 Sublicenses: TRW may grant sublicenses to its Affiliates under the rights granted herein without the consent of SmarTire, but may grant sublicenses to others under the rights granted herein only upon the prior written consent of SmarTire, which will not be unreasonably withheld. TRW will report sales, and pay royalties on sales, of sublicensees hereunder under the same terms and conditions upon which TRW reports and pays royalties on its own sales hereunder.


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                                    Article 3
                          Delivery and Use of Know-How

                 3.1 Initial Delivery: Within thirty (30) days after execution of this Agreement by both parties, SmarTire will furnish to TRW, at TRW's request and at no cost to TRW, one set of the documents specified in Exhibit A for particular applications of the Licensed Product which are currently being manufactured and sold by SmarTire or Affiliates of SmarTire or are currently in design by SmarTire or Affiliates of SmarTire.

                 3.2 Changes: If, after TRW begins the manufacture of the Licensed Product, SmarTire makes any change to any document applicable to the Licensed Product, SmarTire will promptly deliver to TRW, so as to enable TRW to incorporate such change into the Licensed Product, two (2) copies of the applicable engineering change notice or other document which shows such change.

                 3.3 Language: All documents which SmarTire furnishes under this
Article 3 will be in the English language. All measurements in such documents will likewise conform to the measurement system used in the original document prepared by or for SmarTire.

                                    Article 4
                        Technical Assistance and Services

                 4.1 Selection of Manufacturing Facilities: Upon TRW's written request during the first two (2) years of the term of this Agreement, SmarTire will provide, at SmarTire's expense, assistance and services to TRW in connection with determining the manufacturing equipment needed for the manufacture of the Licensed Product.

                 4.2 Plant Visits: Upon TRW's written request during the first two (2) years of the term of this Agreement, SmarTire will permit TRW's employees to visit SmarTire's plants at which the Licensed Products are manufactured. SmarTire will further arrange with its contract manufacturer for TRW's employees to visit the contract manufacturer's plant at which the Licensed Products are manufactured. The purpose of such plant visits will be to observe and be trained in SmarTire's methods and equipment used in the design, manufacture, and testing of the Licensed Products.

                 4.3 Start-Up Services: Upon TRW's written request during the first two (2) years of the term of this Agreement, SmarTire will provide, at TRW's facilities, the services of engineering, technical, and/or administrative employees of SmarTire to assist TRW in the start up of manufacturing the Licensed Products. SmarTire will provide the foregoing services at SmarTire's expense, exclusive of


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   THE ITEMS MARKED BY TWO ASTERISKS  **  HAVE BEEN OMITTED FROM THIS FILING
  AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.



travel and lodging expenses. TRW will reimburse SmarTire for such reasonable travel and lodging expenses as its employees may incur in providing such services.

                 4.4 Occasional Individual Services: During the term of this Agreement, subject to the availability of SmarTire's employees, SmarTire will provide to TRW, at TRW's expense, such additional product and engineering services and technical cooperation as TRW may reasonably request.

                 4.5 Regulations: During visits to SmarTire's plants, TRW's employees will comply with all regulations adopted for the safety of employees and the protection of SmarTire's business and property. During visits to TRW's plants, SmarTire's employees will comply with all regulations adopted for the safety of employees and the protection of TRW's business and property.

                 4.6 Language: All documents and writings furnished by SmarTire under this Article 4 will be written in the English language, and all measurements will conform to the measurement system specified in Section 3.3 above.

                                    Article 5
                                Fees and Payments

                 5.1 Royalty: As compensation for the rights granted to TRW under Article 2 of this Agreement and for the documents and services provided pursuant to Articles 3 and 4 of this Agreement, TRW will pay to SmarTire a running royalty of ** percent (**%) of the Net Sales Price of each Licensed Product that is both (a) sold to Ford Motor Company, either directly or through an intermediate, higher level supplier, for use on vehicles for model years 2000 through 2003, inclusive, and (b) covered by a claim of a SmarTire Patent that is valid and in force in the country in which such Licensed Product is made, used, or sold. Following payment of royalties for the specified model years, the royalty obligations hereunder will be satisfied and this license will be fully paid up. For purposes of this Agreement, a Licensed Product will be deemed "sold" when invoiced to the customer.

                 5.2 Charges for Services: For services provided pursuant to
Section 4.4 of this Agreement at TRW's request, TRW will pay to SmarTire (a) an
amount, subject to the provisions of Section 5.3 below, equal to   **  United
States Dollars (U.S.$ ** ) per day for each SmarTire employee who performs services for TRW, (b) all reasonable expenses incurred in connection with such employee's performance of services away from the employee's normal place of work, including, without limitation, the out-of-pocket costs of travel, lodging, and meals, and (c) the out-of-pocket costs of samples and prototypes.


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                 5.3 Payments:

                      (a) Royalties: TRW will pay to SmarTire the royalties
            specified in Section 5.1 hereof within thirty (30) days after the end of each quarter calendar year for each Licensed Product which is invoiced by TRW or a sublicensee during such quarter calendar year.

                      (b) Other Amounts: TRW will pay to SmarTire all other
            amounts which TRW is required to pay under this Agreement within thirty (30) days after SmarTire submits its invoice for such amounts.

                 5.4 Currency: TRW will make all payments to SmarTire under this Agreement in United States Dollars and all other amounts which TRW is required to pay to SmarTire under this Agreement in such currency as is specified in SmarTire's invoice.

                 5.5 Taxes: If any tax is imposed on any payment by TRW to SmarTire under this Agreement, SmarTire will pay such taxes. If, however, TRW is required by law to withhold any taxes from any sum payable to SmarTire under this Agreement, TRW will withhold such taxes and pay the taxes to the appropriate tax authorities. TRW will also obtain and promptly furnish to SmarTire a receipt evidencing each such tax payment described in the preceding sentence in a form sufficient to enable SmarTire to obtain any tax credit to which SmarTire may be entitled.

                 5.6 Overdue Payments: If TRW fails to pay an amount to be paid to SmarTire hereunder within the period herein prescribed for such payment, the unpaid amount will bear interest at two percent (2%) above the prime lending rate as established by the Chase Manhattan Bank, N.A. of New York, New York, per annum, from the last day for payment until payment thereof is made to SmarTire.

                                    Article 6
                                 Net Sales Price

                 6.1 Generally: In calculating royalties due hereunder, the Net Sales Price will be the selling price shown on the invoice for each Licensed Product or component of a Licensed Product which TRW or a sublicensee sells to a customer, less the Excluded Amounts identified in Section 6.2.

                 6.2 Excluded Amounts: As used in this Article 6, the term "Excluded Amounts" means the following amounts:


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                      (a) any money refunded or credit granted to the customer
            in respect of Licensed Products or components returned to TRW,

                      (b) any bone fide trade or volume purchase discounts
            listed separately on the invoice and deducted from the selling price of Licensed Products or components,

                      (c) any charges for freight, insurance, packing, and sales taxes which are paid by the customer and which are specifically itemized and listed separately on the invoice, and

                      (d) the prorated portion of the invoice price attributable to materials or components purchased by or for TRW from SmarTire and incorporated in the Licensed Products.

                 6.3 Part of Larger Assemblies: If a Licensed Product or a component of a Licensed Product is sold only as an integrated part of a larger assembly, the Net Sales Price of the Licensed Product or component will be considered to be in the same proportion to the net sales price of the larger assembly (calculated in a manner similar to that described in Sections 6.1-6.2 hereof) as the manufacturing cost of the Licensed Product or component is to the manufacturing cost of the larger assembly. For purposes of this Section 6.3, manufacturing cost will include the cost of

                      (a) materials and purchased parts,

                      (b) direct labor, including fringe benefits,

                      (c) factory overhead, and

                      (d) transportation,

but will not include general selling and administrative overhead or profit.

                                    Article 7
                           Records, Reports and Audit

                 7.1 Records: TRW will make accurate business records according to generally accepted accounting principles showing the number of units of the Licensed Products made and sold by or for TRW and TRW's sublicensees under this Agreement. TRW will maintain such records for a period of two (2) years after the end of the calendar year in which the Licensed Products described in such records are sold.


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                 7.2 Reports: Within thirty (30) days after the end of each quarter calendar year, TRW will (a) prepare a written report which shows the total Net Sales Price of the Licensed Product which were invoiced by TRW and its sublicensees during such quarter calendar year and upon which a royalty is due hereunder, and (b) deliver copies of such report to SmarTire, together with the royalty payments payable to SmarTire under Section 5.3(a) of this Agreement for the same period.

                 7.3 Inspection: Upon SmarTire's written request, from time to time during the term of this Agreement and for two (2) years thereafter, TRW will permit SmarTire during reasonable business hours, to inspect all the records that TRW is required to maintain pursuant to Section 7.1 above and, for the purpose of verifying such records, to inspect (a) the establishments at which TRW and/or each sublicensee makes or stores Licensed Products, components of Licensed Products, or raw materials for Licensed Products, and (b) any Licensed Products, components of Licensed Products, or raw materials for Licensed Products which are within any such establishment. If such inspection reveals an underpayment of royalties in excess of three percent (3%) during any quarter calendar year, then TRW will pay all of the cost of such inspection and such underpaid royalties will become immediately due and payable to SmarTire. If the inspection reveals no such underpayment, however, then SmarTire will pay the cost of the inspection.

                                    Article 8
                         Protection of SmarTire Know-How

                 8.1 Existing Secrecy Agreement: The obligations of the parties with respect to secrecy and use of information will be governed by the terms of the secrecy agreement between the parties dated as of 6 January, 1998, as amended 18 February 1998 (the "Secrecy Agreement").

                 8.2 Exceptions: The parties recognize that TRW may need to disclose certain SmarTire Proprietary Information, as defined in the Secrecy Agreement, to others as part of TRW activities under this Agreement. TRW may disclose SmarTire Know-How to its employees, agents, subcontractors, suppliers, customers, and sublicensees to the extent that each such disclosure is reasonably necessary for purposes of manufacturing, selling, installing, repairing, and/or servicing Licensed Products or procuring goods and services required in connection therewith.


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                                    Article 9
                                    Warranty

                 9.1 By SmarTire: SmarTire warrants that it owns the SmarTire Patents, that it has the right to enter into this Agreement, and that SmarTire's performance of this Agreement will not violate any agreement between SmarTire and any third person. In addition, SmarTire represents to the best of its knowledge, but does not warrant, that the manufacture, use, and sale of the Licensed Products will not infringe or otherwise violate the patent or other intellectual property rights of third parties.

                 9.2 By TRW: TRW warrants that it has the right to enter into this Agreement and that TRW's performance of this Agreement will not violate any agreement between TRW and any third person.

                                   Article 10
                                SmarTire Patents

                10.1 Title: Nothing contained in this Agreement will be deemed to convey to TRW the legal title to any SmarTire Patent.

                10.2 Maintenance of Patents: SmarTire will have no obligation under this Agreement (a) to file, prosecute, or maintain any SmarTire Patent or
(b) to respond to or otherwise defend any action for reexamination or revocation of any SmarTire Patent.

                10.3 Judicial Interpretation: If any claim of any SmarTire Patent is held invalid, or its scope limited or defined, by any judicial or administrative decree, order or judgment final beyond further right of appeal, the judicial or administrative holding of invalidity or limitation or definition placed upon such claim will thereafter be followed in determining whether royalties are payable for the use of such SmarTire Patent and for all other purposes of this Agreement.

                10.4 Instituting Actions Against Infringers: TRW will have the right and discretion, but no obligation, to take whatever action it deems desirable in connection with any alleged infringement of any SmarTire Patent in relation to Licensed Products intended for use as original equipment in passenger car and light, medium, and heavy duty truck markets. SmarTire will have the right and discretion, but no obligation, to take whatever action it deems desirable in connection with any other alleged infringement of any SmarTire Patent. The parties will consult with one another regarding any such actions. SmarTire will give TRW all reasonable assistance in connection with any action taken by TRW. If TRW requests assistance, then SmarTire will advise TRW of the estimated cost of providing the requested


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assistance. TRW will reimburse SmarTire for reasonable costs incurred by
SmarTire in providing such requested assistance.

                10.5 Infringement Claims By Third Persons: If a third person asserts a claim or institutes a suit or proceeding against TRW alleging that (a) any product made by or for TRW which incorporates or is made using the SmarTire Know-How or any SmarTire Patent or (b) any equipment, apparatus, method, or process used to make any product which incorporates or is made using the SmarTire Know-How or any SmarTire Patent infringes any patent, utility model, or other intellectual property right of a third person, then SmarTire will at its own expense cooperate with TRW in every reasonable way in the defense of such claim, suit, and/or proceeding.

                                   Article 11
                                     Default

                11.1 Default by TRW: TRW will be deemed in default under this Agreement if (a) TRW fails to pay any sum due and payable under this Agreement within forty-five (45) days after notice that same has become due and payable,
(b) TRW becomes insolvent, bankrupt or any of its assets are seized or placed in trust for the benefit of creditors, or (c) TRW fails to perform any other obligation required to be performed by TRW under this Agreement within sixty
(60) days after notice from SmarTire that the time herein provided for such performance has passed or, if no such time is prescribed, within sixty (60) days after notice from SmarTire.

                11.2 Default by SmarTire: SmarTire will be deemed in default under this Agreement if SmarTire fails to perform any obligation required to be performed by SmarTire under this Agreement within sixty (60) days after notice from TRW that the time herein provided for such performance has passed or, if no such time is prescribed, within sixty (60) days after notice from TRW.

                11.3 Remedy for Default: If TRW is in default as provided in
Section 11.1, SmarTire may pursue any remedy under this Agreement or otherwise available to SmarTire except that SmarTire may not terminate this Agreement for such default. If SmarTire is in default as specified in Section 11.2, TRW may
(a) terminate this Agreement by giving SmarTire notice of termination, and (b) pursue any other remedy under this Agreement or otherwise available to TRW.

                                   Article 12
                              Term and Termination

                12.1 Term: The term of this Agreement will begin on the date set forth in the preamble, above, upon execution of the Agreement by both SmarTire and


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TRW. Unless sooner terminated as herein provided, the term of this Agreement will expire on the expiration date of the last-to-expire of the SmarTire
Patents.

                12.2 Survival of Rights and Obligations: The expiration or termination of this Agreement will not discharge, extinguish, or otherwise affect the parties rights or obligations under Articles 8 and 9 hereof.

                                   Article 13
                                   Assignment

            Neither party may assign or transfer this Agreement or any of its rights or duties under this Agreement without the prior written consent of the other party, except to a successor in interest by amalgamation, merger, consolidation, or the acquisition of substantially all of the assets of the party, and provided such assignee agrees in writing to perform all of the assignor's obligations under this Agreement.

                                   Article 14
                                     Notice

            Any notice or other communication to any party under this Agreement will be in writing and will be deemed to have been duly given, if communicated by facsimile, cable or similar electronic means, at the time receipt thereof has been confirmed by return electronic communication or signal that the message has been clearly received, or if mailed, ten (10) days after mailing, registered mail, postage prepaid, return receipt requested:

            If to TRW:        TRW Automotive Electronics Group in the U.S.
                              24175 Research Drive
                              Farmington Hills, Michigan 48335-2642
                              U.S.A.
                              FAX:   248.442.5290

                              Attention:  General Manager

            With a copy to:   TRW Inc.
                              1900 Richmond Road
                              Cleveland, Ohio 44124
                              U.S.A.
                              FAX:  216.291.7725

                              Attention:  Secretary


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            If to SmarTire:   SmarTire Systems Inc.
                              13151 Vanier Place
                              Suite 150
                              Richmond, British Columbia
                              CANADA V6V 2J1
                              FAX:  604.276.2350

                              Attention:  President

provided, however, that if either party will have designated a different address by notice to the other party given as provided above, then to the last address so designated.

                                   Article 15
                                  Miscellaneous

                15.1 Headings: Except for the headings for the Definitions in
Article 1, the headings and titles to the Articles and Sections of this Agreement are inserted for convenience only and will not be deemed a part of this Agreement or affect the construction or interpretation of any provision of this Agreement.

                15.2 Entire Agreement: This Agreement and Exhibits A and B comprise the entire agreement between TRW and SmarTire and supersede all other agreements, oral or written, heretofore made with respect to the Licensed Products and the transactions contemplated by the Agreement.

                15.3 Modification: This Agreement may be amended only in writing signed by both parties which specifically refers to the provision of this Agreement to be amended and clearly recites the amendment thereto.

                15.4 Waiver: No waiver of any right or remedy in respect of any occurrence or event on one occasion will be deemed a waiver of such right or remedy in respect of such occurrence or event on any subsequent occasion.

                15.5 Remedies: Unless otherwise expressly provided in this Agreement, the rights and remedies set forth in this Agreement are in addition to, and not in limitation of, other rights and remedies under the Agreement, at law or in equity, and the exercise of one right or remedy will not be deemed a waiver of any other right or remedy.

                15.6 Governing Law: The validity, construction, interpretation and enforceability of this Agreement will be determined and governed by the laws of the State of Ohio, United States of America.


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                15.7 Dispute Resolution: The parties agree to use good faith efforts to resolve any disputes, controversies or differences which may arise between the parties hereto, out of, in relation to or in connection with this Agreement, including disputes regarding default under Article 11, by means of negotiation between the parties. If any such matter is not promptly resolved by such means, such matter will be decided exclusively and with binding effect upon the parties by arbitration under the International Arbitration Rules of conciliation and arbitration of the American Arbitration Association which are in effect at the time of invocation of the arbitration. The arbitration will be conducted by a panel of three arbitrators, one appointed by each party and the third, who will act as chairman of the panel, by the two arbitrators so appointed. The place of the arbitration will be Detroit, Michigan, and the arbitration will be conducted in the English language. The arbitration will be decided according to the law. The panel will issue a written opinion stating the decision of the panel and the legal reasoning of the panel in reaching the decision.

                15.8 Counterparts: This Agreement may be executed in multiple counterparts with equal force and effect in the English language, and each such counterpart will be deemed an original of this Agreement.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first shown hereinabove, and this Agreement will be deemed dated as of such date.


TRW INC.                                  SMARTIRE SYSTEMS INC.

By:                                       By:
    ------------------------------           -----------------------------------

----------------------------------           -----------------------------------
      (Typed/Printed Name)                           (Typed/Printed Name)

Title:                                    Title:
      ----------------------------              --------------------------------


Exhibit A:  SmarTire Know-How
Exhibit B:  SmarTire Patents


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   THE ITEMS MARKED BY TWO ASTERISKS  **  HAVE BEEN OMITTED FROM THIS FILING
  AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.



                                EXHIBIT A
                            SMARTIRE KNOW-HOW

General Know-How:

           1.     Detailed knowledge of tire pressure sensing systems

           2.     Detailed knowledge of tire/wheel construction.

           3.        **    designs/patents

           4.     Product history/evolution information (OEM and aftermarket)

           5. Industry contacts and support for interfacing to established customer, partners, suppliers, etc. (i.e. Michelin, Tiremate, SensoNor)

           6. Established business/potential for contract manufacturing relationship

           7.     Design support for        **        .

Specific Know-How:

           1.     Outstanding items form initial engineering meeting:

                  a)        **         including product specification,
                        FMEA, validation test reports, released drawing packages for transmitter, receiver and software, test fixture drawing packages and functional/end of line tester information.

                  b)    Test report from independent test lab which conducted
                                     **      .


                  c) Battery life calculations, complete with assumptions for usage, shelf life and operating environment.

           2.     System level documentation (aftermarket and OEM)

                  a)    Detailed system overview/theory of operation

                  b)    Lessons learned for selection of     **       .


                  c) Detailed design information /calculations/ test reports for system FCC test reports/approval correspondence

                  d)    Design theory for      **              .

                  e)              **                  .

                  f)              **                  .

           3.     Transmitter information (aftermarket and OEM)

                  a)    Detailed circuit description documentation

                  b)    Theory of operation/overview

                  c)    Design calculations/worst case analysis information


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   THE ITEMS MARKED BY TWO ASTERISKS  **  HAVE BEEN OMITTED FROM THIS FILING
  AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.



                  d)    Component specification and rationale for selection.

                  e) Software documentation including (flow charts, state diagram, specs, test plan/report)

                  f)    Detailed design information for   **

                  g)    Battery selection information and rationale

                  h)         **

                  i)    Mechanical packaging information, tooling etc.

            4.    Receiver information (aftermarket and OEM)

                  a)    Detailed circuit description documentation

                  b)    Theory of operation/overview

                  c)    Design calculations/worst case analysis.

                  d)    Component specification and rationale for selection.

                  e) Software documentation including (flow charts, state diagram, specifications, test plan/report)

                  f)    Detailed design information for     **

                  g)    Mechanical packaging information, tooling etc.


SmarTire will also provide on-going design support for   **   ,
packaging options,      **        and other items per Dave's report.


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                                EXHIBIT B
                            SMARTIRE PATENTS


           1.     U.S. Patent No. 5,285,189 (Nowicki et al.)

           2.     U.S. Patent No. 5,559,484 (Nowicki et al.)

           3.     U.S. Patent No. 5,335,540 (Bowler et al.)

           4.     U.S. Patent No. 5,231,872 (Bowler et al.)

           5. U.S. Patent Application No. 08/689343 (Nowicki et al.), filed 7 August 1996

           6. Any patent applications based on the inventions described in the attachment entitled "Sensor and Mirror Mount Display Unit: Patent Abstract"


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   THE ITEMS MARKED BY TWO ASTERISKS  **  HAVE BEEN OMITTED FROM THIS FILING
  AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.



SENSOR AND MIRROR MOUNT DISPLAY UNIT: PATENT ABSTRACT







                                       **







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   THE ITEMS MARKED BY TWO ASTERISKS  **  HAVE BEEN OMITTED FROM THIS FILING
  AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.






                                       **












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